Exhibit 99.1

HF Foods Reports Second Quarter 2026 Financial Results

Net Revenue increased 2.8% to $323.8 million
GAAP Net Income increased 413.9% to $2.6 million
Adjusted Net Income increased 0.8% to $6.4 million
Adjusted EBITDA decreased 2.0% to $13.6 million
Las Vegas, NV – August 10, 2026 – HF Foods Group Inc. (NASDAQ: HFFG) (“HF Foods” or the “Company”), a leading distributor of international foodservice solutions to Asian restaurants and other businesses across the United States, today announced results for the second quarter ended June 30, 2026.
Second Quarter 2026 Financial Results

(In thousands, except per share amounts)	Three Months Ended June 30, 2026	Change over Prior Year	Six Months Ended June 30, 2026	Change over Prior Year

GAAP Measures
Net revenue	$323,781	$8,928	$635,783	$22,502
Gross profit	$55,048	$(84)	$105,574	$(517)
Net income	$2,621	$2,111	$3,977	$4,997
Earnings per share	$0.05	$0.03	$0.07	$0.08

Non-GAAP Measures
Adjusted EBITDA(1)	$13,569	$(277)	$23,715	$97
Adjusted net income(2)	$6,431	$48	$9,819	$(39)
Adjusted diluted earnings per share(2)	$0.12	$—	$0.18	$(0.01)
________________
(1)    Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses.
(2)    Adjusted net income and adjusted earnings per share are based on net income attributable to HF Foods Group Inc.

Management Commentary

“Our second quarter results reflect continued momentum in a challenging operating environment, marking our sixth consecutive quarter of year-over-year net revenue growth and the highest quarterly revenue in our history," said Felix Lin, President and Chief Executive Officer of HF Foods. "Most significantly, we took a major step in our long-term growth strategy with our agreement to acquire Searay Foods, a leading Canadian importer and distributor of ethnic and specialty seafood. This transaction marks our first expansion outside the United States and extends our proven M&A playbook into a new geography, bringing a margin-accretive business with six proprietary brands into our growing seafood category. M&A remains a core pillar of our growth strategy, and as the strategic acquirer of choice in our space, we will continue to selectively evaluate opportunities that could benefit from our operational expertise and scale. At the same time, with the foundation of our transformation program largely built, we are hyper-focused on executing against the significant organic growth opportunities ahead, including our continued cross-selling initiatives across the Southeast and Midwest. We remain confident in our long-term strategy and our ability to create sustained value for our shareholders as we enhance our position as the leading nationwide Asian specialty food distributor.”

Second Quarter 2026 Results

Net revenue was $323.8 million for the second quarter of 2026 compared to $314.9 million in the prior year period, an increase of $8.9 million, or 2.8%. The increase was primarily attributable to volume growth and pricing improvement in Seafood and Commodity, partially offset by price decrease in Meat & Poultry.

Gross profit was $55.0 million for the quarter, essentially flat compared to $55.1 million in the prior year period. Gross profit margin decreased to 17.0% compared to 17.5% in the prior year period. Margin was impacted by incremental tariffs incurred that took effect beginning Q3 2025, partially offset by the IEEPA tariff refunds received during the quarter.
Distribution, selling and administrative expenses increased by $1.2 million, or 2.4%, compared to the prior year period, primarily due to an increase in auto & truck expense reflecting elevated incremental fuel costs together with higher insurance and professional services expense, partially offset by lower personnel expense. Distribution, selling and administrative expenses as a percentage of net revenue decreased to 16.1% compared to 16.2% in the prior year period.
Net income increased to $2.6 million compared to a net income of $0.5 million in the prior-year period. The improvement was primarily driven by other income recognized that relate to employee retention credit of $1.8 million, including interest, the IEEPA tariff refund of approximately $1.1 million, and a positive change in fair value of interest rate swap contracts by $1.4 million compared to 2025. These favorable variances were partially offset by $1.3 million decrease in income from operations.
Adjusted EBITDA decreased 2.0% to $13.6 million compared to $13.8 million in the prior year period, which was due to various items noted in the Adjusted EBITDA table included in “Appendix A - Non-GAAP Financial Measures” of this earnings release.

Six Months 2026 Results
Net revenue was $635.8 million for the six months ended Jun 30, 2026, compared to $613.3 million in the prior year period, an increase of $22.5 million, or 3.7%. The increase was primarily due to volume growth and pricing improvement in Seafood and Commodity, partially offset by price decrease in Meat & Poultry and volume decrease in Asian Specialty.
Gross profit slightly decreased by 0.5% to $105.6 million, compared to $106.1 million in the prior year period. Gross profit margin decreased to 16.6% compared to 17.3% in the prior year period. Margin was impacted by incremental tariffs that took effect beginning Q3 2025, partially offset by the IEEPA tariff refunds received during the period.
Distribution, selling and administrative expenses increased by $0.9 million, or 0.9% to $101.7 million, compared to the prior year period mainly due to increases in auto & truck and insurance expenses, partially offset by a reduction in personnel and professional services expenses. Distribution, selling and administrative expenses as a percentage of net revenue decreased slightly to 16.0% in 2026 compared to 16.4% in 2025.
Net income was $4.0 million compared to net loss of $1.0 million in the prior year period. The improvement was primarily attributable to the recognition of employee retention credit of $1.8 million, including interest, the IEEPA tariff refund of approximately $1.1 million, a gain from the Utah building sale of $1.4 million, and a favorable year-over-year change in fair value of interest rate swap of $3.4 million. These favorable variances were partially offset by a $1.4 million decrease in operating income and a $0.2 million unfavorable change in income taxes.
Adjusted EBITDA increased 0.4% to $23.7 million compared to $23.6 million in the prior year period, which was due to various items noted in the Adjusted EBITDA table included in “Appendix A - Non-GAAP Financial Measures” of this earnings release.

Cash Flow and Liquidity
Cash provided by operating activities was $14.0 million for the six months ended June 30, 2026, compared to cash provided by operating activities of $10.5 million in the prior year period. Net cash provided by operating activities increased by $3.6 million primarily due to higher income, driven by an increase in other income, and favorable changes in accrued expenses. These favorable impacts were partially offset by lower non-cash expense add-backs. As of June 30, 2026, the Company had cash of $18.1 million, checks issued not presented for payment of $5.6 million and access to approximately $39.7 million in additional funds through the $125.0 million line of credit, subject to a borrowing base calculation. The Company has funded working capital and other capital requirements primarily by cash flow from operations and bank loans, including lines of credit. Cash is required to pay purchase costs for inventory, salaries, fuel and trucking expenses, selling expenses, rental expenses, income taxes, other operating expenses and to service debts.
Earnings Call and Webcast
HF Foods’ management team will host a live conference call to discuss its financial results today at 1:30 p.m. PT (4:30 p.m. ET). The link to the webcast will be available on the “Events” section of the Company’s Investor Relations website at https://investors.hffoodsgroup.com. Those interested in participating in the live call can dial 1-877-407-0752 or 1-201-389-0912. The webcast will be archived and available for replay.
About HF Foods Group Inc.
HF Foods Group Inc. is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian restaurants and other foodservice customers throughout the United States. HF Foods aims to supply the increasing demand for Asian American restaurant cuisine, leveraging its nationwide network of distribution centers and its strong relations with growers and suppliers of fresh, high-quality specialty restaurant food products and supplies in the US and Asia. Headquartered in Las Vegas, Nevada, HF Foods trades on Nasdaq under the symbol “HFFG”. For more information, please visit www.hffoodsgroup.com.
Contact:
ICR
Anna Kate Heller
hffoodsgroup@icrinc.com
Forward-Looking Statements
All statements in this news release other than statements of historical facts are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “aims,” “continues,” “expects,” “plans,” “will,” and other similar expressions. Although we believe that the expectations reflected in all of our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Such factors include, but are not limited to, risks relating to our ability to consummate our operational transformation plan as anticipated, risks relating to the impact of our operational plan on our sales and efficiencies, risks relating to the impact of demographic trends on demand for the products we distribute, risks related to potential increases in tariff-related costs, risks related to the Company’s ability to complete the proposed acquisition of Searay foods on the anticipated terms and timeline or at all, risks related to the integration of Searay Foods and the realization of anticipated benefits, synergies and margin accretion from the acquisition, risks related to the Company’s expansion into international markets, including Canada, and other risks associated with cross-border operations, statements of assumption underlying any of the foregoing, and other factors including those disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the Securities and Exchange Commission (the “SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements.

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash	$18,104	$8,641
Accounts receivable, net	64,958	66,237
Inventories	114,922	106,629
Prepaid expenses and other current assets	7,224	9,725
Assets held for sale	—	2,768
TOTAL CURRENT ASSETS	205,208	194,000
Property and equipment, net	178,889	163,397
Operating lease right-of-use assets	22,509	26,049
Long-term investments	2,048	2,144
Customer relationships, net	120,765	126,048
Trademarks, trade names and other intangibles, net	22,832	25,440
Other long-term assets	4,345	4,451
TOTAL ASSETS	$556,596	$541,529
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Checks issued not presented for payment	$5,585	$1,674
Line of credit	77,128	55,799
Accounts payable	71,074	74,859
Current portion of long-term debt, net	5,211	6,683
Current portion of obligations under finance leases	6,733	6,425
Current portion of obligations under operating leases	2,957	4,334
Accrued expenses and other liabilities	15,790	14,994
TOTAL CURRENT LIABILITIES	184,478	164,768
Long-term debt, net of current portion	95,344	99,436
Obligations under finance leases, non-current	23,534	25,279
Obligations under operating leases, non-current	23,058	22,990
Deferred tax liabilities	22,118	23,808
Other long-term liabilities	246	1,662
TOTAL LIABILITIES	348,778	337,943
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	5	5
Treasury stock	(6,099)	(7,750)
Additional paid-in capital	605,102	605,838
Accumulated deficit	(392,237)	(396,042)
TOTAL SHAREHOLDERS’ EQUITY ATTRIBUTABLE TO HF FOODS GROUP INC.	206,771	202,051
Noncontrolling interests	1,047	1,535
TOTAL SHAREHOLDERS’ EQUITY	207,818	203,586
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$556,596	$541,529

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net revenue	$323,781	$314,853	$635,783	$613,281
Cost of revenue	268,733	259,721	530,209	507,190
Gross profit	55,048	55,132	105,574	106,091

Distribution, selling and administrative expenses	52,231	51,013	101,720	100,818
Income from operations	2,817	4,119	3,854	5,273

Other expenses (income):
Interest expense	2,916	2,817	5,728	5,426
Other income, net	(2,209)	(414)	(4,100)	(591)
Change in fair value of interest rate swap contracts	(729)	685	(1,572)	1,869
Total other expenses (income), net	(22)	3,088	56	6,704
Income (loss) before income taxes	2,839	1,031	3,798	(1,431)

Provision (benefit) for income taxes	218	521	(179)	(411)
Net income (loss)	2,621	510	3,977	(1,020)
Less: net income (loss) attributable to noncontrolling interests	41	(706)	172	(591)
Net income (loss) attributable to HF Foods Group Inc.	$2,580	$1,216	$3,805	$(429)

Earnings (loss) per common share - basic	$0.05	$0.02	$0.07	$(0.01)
Earnings (loss) per common share - diluted	$0.05	$0.02	$0.07	$(0.01)

Weighted average shares - basic	53,429,826	52,969,037	53,242,757	52,853,982
Weighted average shares - diluted	53,890,411	53,414,715	53,710,401	52,853,982

HF FOODS GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$3,977	$(1,020)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	14,981	14,019
Gain from disposal of property and equipment	(1,368)	—
Provision for expected credit losses	25	618
Deferred tax benefit	(1,690)	(1,967)
Change in fair value of interest rate swap contracts	(1,572)	1,869
Stock-based compensation	892	999
Non-cash lease expense	3,540	2,488
Other non-cash expense (income)	185	(330)
Changes in operating assets and liabilities:
Accounts receivable	1,703	1,406
Accounts receivable - related parties	(449)	(170)
Inventories	(8,293)	(29,457)
Prepaid expenses and other current assets	2,491	4,723
Other long-term assets	8	541
Checks issued not presented for payment	3,911	1,302
Accounts payable	(3,825)	17,419
Accounts payable - related parties	(86)	188
Operating lease liabilities	(1,309)	(1,735)
Accrued expenses and other liabilities	910	(425)
Net cash provided by operating activities	14,031	10,468
Cash flows from investing activities:
Purchase of property and equipment	(20,324)	(6,731)
Proceeds from sale of property and equipment	4,253	139
Net cash used in investing activities	(16,071)	(6,592)
Cash flows from financing activities:
Payments for tax withholding related to vested stock awards	(77)	(156)
Proceeds from line of credit	833,415	631,713
Repayment of line of credit	(811,728)	(628,237)
Proceeds from issuance of debt	1,439	—
Repayment of long-term debt	(6,974)	(2,730)
Payment of debt financing costs	(476)	(213)
Repayment of obligations under finance leases	(3,536)	(3,070)
Proceeds from ATM sale	275	—
Acquisition of noncontrolling interests	(835)	—
Net cash used in financing activities	11,503	(2,693)
Net increase in cash	9,463	1,183
Cash at beginning of the period	8,641	14,467
Cash at end of the period	$18,104	$15,650

Appendix A
Non-GAAP Financial Measures
Six Months Ended June 30, 2026 and 2025
(Unaudited)
Discussion of our financial results includes certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS (“earnings (loss) per share”), that we believe provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial performance with other companies in the same industry, many of which present similar non-GAAP financial measures to investors. The definitions of EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS may not be the same as similarly titled measures used by other companies in the industry. EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS are not defined under GAAP and are subject to important limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our financial results as reported under GAAP.
We use non-GAAP financial measures to supplement our GAAP financial results. Management uses EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization to measure operating performance. In addition, management uses Adjusted EBITDA, defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses. We believe that Adjusted EBITDA is less susceptible to variances in actual performance resulting from non-recurring expenses, and other non-cash charges, provides useful information for our investors and is more reflective of other factors that affect our operating performance.
We believe non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS are useful measures of operating performance because these measures exclude certain items not reflective of our core operating performance. Non-GAAP net income (loss) attributable to HF Foods Group Inc. is defined as net income (loss) attributable to HF Foods Group Inc. adjusted for amortization of intangibles, change in fair value of interest rate swaps, stock based compensation, transaction related costs, transformational project costs and certain unusual, non-cash, or non-recurring expenses. We believe that non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS facilitates period-over-period comparisons and provides additional clarity for investors to better evaluate our operating results. We present EBITDA, Adjusted EBITDA, non-GAAP net income (loss) attributable to HF Foods Group Inc. and non-GAAP EPS in order to provide supplemental information that we consider relevant for the readers of our consolidated financial statements included elsewhere in its reports filed with the SEC, including its most recent Annual Report on Form 10-K, and such information is not meant to replace or supersede U.S. GAAP measures. Reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2026	2025	Change
Net income (loss)	$2,621	$510	$2,111
Interest expense, net	2,216	2,775	(559)
Income tax expense	218	521	(303)
Depreciation and amortization	7,460	7,262	198
EBITDA	12,515	11,068	1,447
Change in fair value of interest rate swap contracts	(729)	685	(1,414)
Stock-based compensation expense	587	625	(38)
Business transformation costs(1)	110	629	(519)
Other non-routine (income) expense(2)	775	10	765
Executive transition and organizational redesign(3)	311	829	(518)
Adjusted EBITDA	$13,569	$13,846	$(277)

	Six Months Ended June 30,
	2026	2025	Change
Net loss	$3,977	$(1,020)	$4,997
Interest expense, net	5,028	5,384	(356)
Income tax (benefit) expense	(179)	(411)	232
Depreciation and amortization	14,981	14,019	962
EBITDA	23,807	17,972	5,835
Change in fair value of interest rate swap contracts	(1,572)	1,869	(3,441)
Stock-based compensation expense	892	999	(107)
Business transformation costs(1)	503	866	(363)
Other non-routine expense(2)	(443)	110	(553)
Executive transition and organizational redesign(3)	528	1,802	(1,274)
Adjusted EBITDA	$23,715	$23,618	$97

________________
(1)    Represents costs associated with the launch and continued implementation of strategic projects including supply chain management. improvements and technology infrastructure initiatives.
(2)    Includes legal and consulting costs related to various corporate projects and other strategic initiatives. For the six months ended June 30, 2026, it also includes the gain on the sale of the Utah building.
(3)    Includes severance and related expenses for the Company’s transition of executive officers and organizational redesign.

HF FOODS GROUP INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO HF FOODS GROUP INC.
TO NON-GAAP NET INCOME AND NON-GAAP EPS ATTRIBUTABLE TO HF FOODS GROUP INC.
(In thousands, except per share amounts)
(Unaudited)

The following tables present our non-GAAP net income (loss) and non-GAAP EPS for the six months ended June 30, 2026 and 2025 respectively, as well as reconciliations of each measure to their nearest GAAP equivalents:

	Three Months Ended June 30,
	2026	2025	Change
Net income attributable to HF Foods Group Inc.	$2,580	$1,216	$1,364
Amortization of intangibles and deferred financing costs	3,989	4,021	(32)
Change in fair value of interest rate swaps	(729)	685	(1,414)
Stock-based compensation expense	587	625	(38)
Business transformation costs (1)	110	629	(519)
Other non-routine expense (2)	775	10	765
Executive transition and organizational redesign (3)	311	829	(518)
Aggregate adjustment for income taxes (4)	(1,192)	(1,632)	440
Non-GAAP net income attributable to HF Foods Group Inc.	$6,431	$6,383	$48
GAAP diluted earnings per common share attributable to HF Foods	$0.05	$0.02	$0.03
EPS difference (5)	0.07	0.10	(0.03)
Non-GAAP diluted earnings per common share attributable to HF Foods (5)	$0.12	$0.12	$—
Non-GAAP diluted weighted average number of shares (in thousands) (5)	53,890	53,415

	Six Months Ended June 30,
	2026	2025	Change
Net income (loss) attributable to HF Foods Group Inc.	$3,805	$(429)	$4,234
Amortization of intangibles and deferred financing costs	7,980	7,890	90
Change in fair value of interest rate swaps	(1,572)	1,869	(3,441)
Stock-based compensation expense	892	999	(107)
Business transformation costs (1)	503	866	(363)
Other non-routine (income) expense (2)	(443)	110	(553)
Executive transition and organizational redesign (3)	528	1,802	(1,274)
Aggregate adjustment for income taxes (4)	(1,874)	(3,249)	1,375
Non-GAAP net income attributable to HF Foods Group Inc.	$9,819	$9,858	$(39)
GAAP diluted earnings (loss) per common share attributable to HF Foods	$0.07	$(0.01)	$0.08
EPS difference (5)	0.11	0.20	(0.09)
Non-GAAP diluted earnings per common share attributable to HF Foods (5)	$0.18	$0.19	$(0.01)
Non-GAAP diluted weighted average number of shares (in thousands) (5)	53,710	53,245
________________
(1)     Represents costs associated with the launch and continued implementation of strategic projects including supply chain management improvements and technology infrastructure initiatives.
(2)    Includes legal and consulting costs related to various corporate projects and other strategic initiatives. For the six months ended June 30, 2026, it also includes the gain on the sale of Utah building.
(3)    Includes severance and related expenses for the Company’s transition of executive officers and organizational redesign.
(4)    Represents the income tax impact of non-GAAP adjustments, calculated using a normalized annual effective tax rate of 24% applied to adjusted pre-tax earnings for the second quarters of 2026 and 2025, excluding permanent items.
(5)    EPS difference and diluted non-GAAP earnings per share are calculated by dividing our non-GAAP net income attributable to HF Foods by our non-GAAP diluted weighted average number of shares.